EMPLOYMENT AGREEMENT

This employment agreement (Agreement) is entered into this 1 day of January,  2011, by and between The Laporte Savings Bank, an Indiana chartered savings bank having its principal place of business in La Porte, Indiana, (“Bank), and Patrick W. Collins, a resident of La Porte County, Indiana (Employee).  Employee and Bank shall be collectively referred to herein as the “Parties.”

Recitals

WHEREAS, Bank desires to employ Employee and Employee desires to be employed by Bank in the capacity of Senior Vice-President of Bank’s Mortgage Warehouse Lending Division: and

WHEREAS, Employee and Bank have reached an agreement upon the terms and conditions of their employment relationship; and

WHEREAS, Employee and Bank desire to enter into this Agreement in order to memorialize their mutual understanding about the terms and conditions pursuant to which Employee will be employed by Bank.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants contained herein, the actions taken pursuant thereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Employee agree as follows:

1.     Employment of Employee.   Pursuant to the terms and conditions of this Agreement, Bank agrees to employ Employee and Employee agrees to be employed by Bank in the position of Senior Vice-President of Bank’s Mortgage Warehouse Lending Division.  Employee understands that not all rules and policies applicable to his employment are contained in this Agreement and understands and agrees to abide by any other rules and policies that Bank currently has or may adopt or amend from time-to-time during Employee’s employment with Bank.

2.     Term.   The initial term of the Employee’s employment by Bank under this Agreement shall commence at 8:00 A.M. on January 1, 2011, and shall end at 5:00 P.M. on December 31, 2012.  By written agreement signed by the Parties, the initial term may be extended beyond December 31, 2012.  In the absence of such a written extension, this Agreement and Employee’s employment with Bank will end on December 31, 2 012, as above noted.

3.     Duties.   Employee shall be employed as Senior Vice-President of Bank’s Mortgage Warehouse Lending Division and shall have such duties as are assigned or delegated to him by Bank’s officers and directors.  Included among Employee’s duties is the responsibility to maintain and develop the Mortgage Warehouse Lending Division for Bank and to make that division of Bank both operational and profitable. Employee shall devote his entire time, attention, skill and energy during normal business hours exclusively to the business of Bank and shall cooperate fully in advancing the best interests of Bank.  Employee shall also perform those other tasks and duties that may be assigned to him by Bank. Employee further agrees to accept and hold the office of Senior Vice-President of Mortgage Warehouse Lending Division of Bank and any other offices of Bank to which he may be appointed or elected, and to perform the duties of those offices faithfully and to the best of his ability.  In the performance of his duties, Employee acknowledges and agrees that he will abide by and at all times comply with all State and Federal regulatory requirements pertaining to his work for Bank.

4.     Compensation.

a. Salary.  Employee shall be paid, for all services rendered under this Agreement, a base salary at an annual rate of One hundred and fifteen thousand dollars ($115,000) annually, payable in installments in accordance with Bank’s customary payroll practices.  Bank shall withhold such amounts on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of any appropriate governmental authority.  The amount of Employee’s base salary may be adjusted annually as determined by Bank.  In addition to his base salary, Employee will be eligible to participate in Bank’s Incentive Compensation Bonus Plan for the Mortgage Warehouse Lending Division of Bank, and may be awarded an annual bonus or bonuses under that plan in accordance with that plan.  That plan is outlined in Schedule A.
b. Benefits.  During the term of his employment, Employee will be entitled to participate in the following fringe benefit programs offered by Bank: Health and Welfare, ESOP, 401 (k) retirement plan, reimbursement of cellphone costs at $50 per month, and Paid Time Off (PTO).  With regard to PTO, Employee will be entitled to five (5) weeks paid vacation, three (3) personal business days, six (6) illness days, and six (6) designated national holidays in each calendar year of employment with Bank.  Employee will also be entitled to certain expense reimbursement in accordance with Bank’s policy for authorized and necessary travel and entertainment expenses incurred by him in the performance of his duties under this Agreement.

5.     General Acknowledgment.   Bank and Employee acknowledge the following:

a.     Because of the nature of the Bank’s business and the nature of the position for which Employee has been hired Employee will be in direct contact with certain of Bank’s customers and/or given access to certain confidential and proprietary information concerning, among other things, Bank’s products and services, its customers, its marketing plans and its business operations and strategies.  Bank expends substantial amounts of time, money and effort to develop business strategies, customer relationships and goodwill and employee relationships, and Employee will benefit from these efforts.

b.     An essential purpose of this Agreement is to protect Bank from loss and injury resulting from: (i) Employee’s solicitation of or providing competing products or services to  Bank’s customers; (ii) Employee’s use of confidential information or trade secrets for purposes of soliciting or offering products or services in competition with the products or services by Bank; (iii) Employee’s unauthorized publication or communication or use of Bank’s confidential information; or (iv) Employee’s recruitment of other employees of  Bank.

6.     Confidential Information.   As used in this Agreement, the term Confidential Information means any and all of Bank’s trade secrets, confidential and proprietary information and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure, including, without limitation, customer lists and data, such as telephone numbers, e-mail addresses and the identity of the contact persons of each customer, business methods and processes, product or service data, research and development information, marketing data, business methods and processes, cost data, pricing data, business plans, and information about prospective products and services , whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services to or for Bank.

7.      Non-Disclosure of Confidential Information.  Employee hereby agrees and covenants that during the term of Employee’s employment with Bank and for as long thereafter as allowed by applicable law but in no event less than twelve (12) months after termination of Employee’s employment with Bank, Employee will not use or disclose to others any of the Confidential Information, except as authorized in writing by Bank or in the performance of work assigned to Employee by Bank.  Employee agrees that Bank owns the Confidential Information and that Employee has no right, title or interest in any of the Confidential Information.  Employee will abide by Bank’s policies protecting the Confidential Information.  At Bank’s request or upon termination of Employee’s employment with Bank, Employee will immediately surrender to Bank any and all materials (including copies and electronically stored data) in Employee’s possession containing any Confidential Information.

8.     Termination.

a.     Except as to salary accrued prior to termination, the employment of Employee by Bank, Employee’s salary and any and all other rights of the Employee under this Agreement or otherwise as an employee of Bank shall terminate upon any of the following:

(i)           The employment agreement would terminate in the case of death of the Employee;

(ii)           The employment agreement would terminate in the case of a physical or mental disability of the Employee (as defined in Section [b] below) thirty (30) days after the giving of written notice thereof by Bank to Employee;

(iii)           the employment agreement would terminate if there is any directive received by Bank from any regulatory agency that requires Bank to either discharge Employee or to shut down or eliminate its Mortgage Warehouse Lending Division;

(iv)           the employment agreement would terminate if there is a lack of sufficient profitability of the Mortgage Warehouse Lending Division of Bank: or

(v)           For cause (as defined in subparagraph c  below), immediately after the giving of written notice thereof by Bank to the Employee;

(vi)           The expiration of the initial or any subsequent term of employment as provided for in paragraph 2 of this Agreement.

b.     For purposes of this Agreement, the Employee shall be deemed to have a physical or mental disability if for medical reasons he has been substantially unable to perform his duties as contemplated by this Agreement for a period in excess of twelve (12) consecutive weeks, all as determined in good faith by Bank.

c.     For purposes of this Agreement, the term cause shall include without limitation: (i) any action materially and adversely affecting the best interests of Bank,  (ii) the material breach by Employee of any provision of this Agreement; (iii) a willful failure of Employee to carry out the instructions of Bank; or (iv) any reason for which, under the circumstances, it would be unreasonable to expect Bank to continue to employ Employee, including, without limitation, the conviction of any crime, or the commission or attempted commission of any act of willful misconduct or dishonesty, moral turpitude, malfeasance, or gross negligence.

9.     Bank Property.   Employee acknowledges and agrees that all tangible materials, equipment, product samples, documents, copies of documents, data compilation (in whatever form), formula, engineering design specifications, and similar items connected with or arising from employees employment with Bank are and shall remain the property of Bank, and Employee shall immediately return such property to Bank upon Bank’s request or upon termination of Employee’s employment with Bank.

10.    Copyrights.   All written, graphic, or recorded material generated in connection with Employee’s work for  Bank are and will be the property of Bank and Bank will have the exclusive right to copyright the material.  Upon Bank’s request or upon termination of Employee’s employment with Bank, Employee will immediately provide to Bank all copies of such material.  Employee agrees that if any work created while employed by Bank, whether or not created at the direction of Bank, is copyrightable, it will be a work made for hire, as that term is defined in the copyright laws of the United States.

11.     Best Efforts and Duty of Loyalty.   Employee covenants and agrees that, during the term of his employment with Bank he will devote his full time, energy and best efforts to the furtherance of the business of Bank and agrees not to take any action that deprives Bank of any business opportunities or otherwise act in a manner that conflicts with the best interest of Bank or is detrimental to the business of Bank.

12.     Noncompetition.   Employee hereby agrees and covenants that during the twelve (12) month period  immediately following the end of the employee’s employment with Bank, the employee will not solicit, recruit, hire, employ or attempt to hire or employ any person who is then, or within the preceding six-month period was, an employee of Bank.

13.    Extension of Restrictive Period.   The restrictive periods set forth in this Agreement shall not expire during any period in which Employee is in violation of any of the non-disclosure or non-competition provisions set forth in Sections 10 and 14 in this Agreement and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions.

14.     Remedies.   Employee recognizes that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to  Bank and that money damages will not be adequate relief for such injury, and, accordingly, agrees that  Bank may seek and obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of monetary damages from Employee.  In addition to all other relief to which it shall be entitled, Bank shall be entitled to recover from Employee all litigation costs and attorney’s fees incurred by Bank in any action or proceeding relating to this Agreement, including, but not limited to, any action or proceeding in which Bank seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement.

15.     Jurisdiction and Venue.   Employee agrees to and hereby submits to jurisdiction before any state court in La Porte County, Indiana, or in the United States District Court for the Northern District of Indiana, South Bend Division, or in the state and county or federal district in which such violation of this Agreement may occur, at the sole election of Bank, and Employee hereby waives any right to challenge or otherwise raise questions of personal jurisdiction or venue in any action in Bank may bring against Employee in any such court.

16.     Waiver of Rights.   Employee knowingly agrees and voluntarily waives any rights he may have to challenge the validity of or defend against enforcement of the Agreement on the grounds that the Agreement allegedly violates I.C. 22-5-3-1 or IC 22-5-3-2.

17.     Reasonableness of Terms.   Employee acknowledges and agrees that the restrictions imposed upon Employee under the Agreement are reasonable and necessary for the protection of Bank’s goodwill, confidential information, trade secrets and customer relationships.  Employee further acknowledges and agrees that the restrictions set forth in this Agreement will not pose any substantial hardship on Employee and that Employee will reasonably be able to earn a livelihood without violating any provision of this Agreement.

18.     Severability; Modification or Restrictions.  Should any clause, portion or section of this Agreement be unenforceable or invalid for any reason, Bank and Employee acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement.  Should any particular covenant, provision or clause, of this Agreement be held unreasonable or contrary to public policy for any reason, including, without limitation, the time period, geographical area, an/or scope of activity covered by any non-competition or confidentiality covenant, provision, or clause, Bank and Employee acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

19.     Survival of Obligations.  Employee acknowledges and agrees that his obligations under this Agreement, including, without limitation, Employee’s confidentiality obligations, shall survive the termination of Employee’s employment with Bank, whether such termination is with or without cause, voluntary or involuntary.  Employee further acknowledges and agrees that no material or other breach of any contractual or legal duty by Bank shall be held sufficient to excuse or terminate Employee’s obligations under this Agreement or to preclude Bank from obtaining injunctive relief.

20.     Governing Law; Statutory and Common Law Duties.   Bank and Employee acknowledge and agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law rules to the contrary.  Bank and Employee further acknowledge and agree that this Agreement is intended, among other things, to supplement the provisions of the Indiana Uniform Trade Secrets Act, Indiana Code 24-2-3-1 et seq., as amended from time to time, and duties Employee owes to Bank under the common law, including, but not limited to, the duty of loyalty, and does not in any way abrogate any of the obligations or duties Employee otherwise owes to Bank.

21.     Successors and Assigns.   Bank shall have the right to assign this Agreement.  This Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Bank, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee, his executors, administrators, personal representatives or other successors in interest.

22.     Modification.   This Agreement may not be amended, supplemented, or modified except by a written document signed by both Parties.

23.     No Waiver.   The failure of Bank to insist in any one or more instances upon such performance of any of the provisions of this Agreement or to pursue rights hereunder shall not be construed as a waiver of any such provisions or the relinquishments of any such rights.

24.     Entire Agreement.   This Agreement constitutes the entire agreement of the Parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein IN WITNESS WHEREOF the Parties have executed this Agreement, intending to be forever bound thereby, on the day and year first above written.

EMPLOYEE BANK

/s/Patrick W. Collins	By: /s/ Lee A. Brady
Patrick W. Collins	Lee A. Brady, President/CEO

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